Exhibit 99.1

Portland, Oregon

September 2, 2010

FOR IMMEDIATE RELEASE

CASCADE CORPORATION ANNOUNCES FINANCIAL RESULTS FOR THE SECOND QUARTER ENDED JULY 31, 2010

Cascade Corporation (NYSE: CASC) today reported its financial results for the second quarter ended July 31, 2010.

Overview

•

Net sales of $97.7 million for the second quarter of fiscal 2011 were 28% higher than net sales of $76.6 million for the second quarter of fiscal 2010, excluding the impact of changes in foreign currency exchange rates.

•	Pre-tax income was $9.7 million for the quarter as compared to a pre-tax loss of $11.1 million in the prior year.

•

Our net income for the second quarter of fiscal 2011 was $3.2 million ($0.29 per diluted share) compared to a net loss of $12.3 million ($1.14 loss per diluted share) for the second quarter of fiscal 2010. The current year includes $3.4 million ($0.31 per diluted share) of income tax expense related to noncash reserves recorded in Italy and England. The prior year includes $11.6 million of European restructuring costs.

Second Quarter Fiscal 2011 Summary

•	Summary financial results are outlined below (in thousands, except earnings per share):

Quarter ended July 31,	2010	2009	% Change
Net sales	$97,741	$76,643	28%
Gross profit	29,520	18,533	59%
Gross profit %	30%	24%
SG&A	19,113	17,582	9%
European restructuring costs	(6)	11,589	—
Operating income (loss)	10,413	(10,638)	—
Interest expense, net	536	314	71%
Foreign currency loss, net	215	151	—
Income (loss) before taxes	9,662	(11,103)	—
Provision for income taxes	6,430	1,200	—
Effective tax rate	67%	(11%)
Net income (loss)	$3,232	$(12,303)	—
Diluted earnings (loss) per share	$0.29	$(1.14)	—

Cascade Corporation

September 2, 2010

•

Consolidated net sales increased 28% during the second quarter of fiscal 2011, excluding the impact of foreign currency changes, due to higher sales volumes as a result of improving economic conditions and an improving lift truck market. Details of the change in net sales compared to the prior year second quarter follow (in thousands):

Revenue increase	$21,542	28%
Foreign currency changes	(444)	0%

Total	$21,098	28%

•	The consolidated gross profit percentage increased during the second quarter of fiscal 2011 from 24% to 30%, primarily as a result of improved cost absorption due to increased sales volumes.

•	Selling and administrative expenses increased 9%, excluding foreign currency changes, due to increased personnel, selling and engineering costs.

•

The provision for income taxes in the second quarter of fiscal 2011 includes a $3.4 million provision for recording valuation allowances against deferred tax assets in Italy and England. These deferred tax assets relate to net operating losses in these countries.

•

The provision for income taxes in the second quarter of fiscal 2010 was primarily a result of taxes due in countries where we generated income. We were unable to realize a tax benefit in several European countries where we incurred losses.

Market Conditions

•

Percentage changes in lift truck industry shipments and orders, by region, as compared to the prior year are outlined below. Although lift truck unit data provides an indicator of the general health of the industry and our business over a six to twelve month period, they do not necessarily correlate directly with the demand for our products on a quarterly basis.

	Shipments Q2 FY11 vs Q2 FY10	Orders Q2 FY11 vs Q2 FY10
North America	(7%)	42%
Europe	24%	41%
Asia Pacific	47%	38%
China	93%	69%
Global	47%	53%

•

Generally global lift truck markets are recovering based on order and shipment rates. However, it is difficult to predict with certainty the pace and extent of the recovery. The following is our view of the lift truck industry markets globally based on current conditions:

•	North America, Europe and Asia Pacific will continue at their current levels for the remainder of the year.

•	The market in China will level off during the second half of fiscal 2011.

Cascade Corporation

September 2, 2010

North America Summary

•	Summary financial results are outlined below (in thousands):

Quarter ended July 31	2010	2009	% Change
Net sales	$48,177	$37,085	30%
Transfers between areas	6,227	4,444	40%

Net sales and transfers	54,404	41,529	31%
Gross profit	16,119	11,781	37%
Gross profit %	30%	28%
SG&A	11,324	10,092	12%

Operating income	$4,795	$1,689	184%

•

Net sales increased 29%, excluding the impact of currency changes, primarily due to higher sales volumes as a result of improving economic conditions. Details of the change in net sales over the prior year quarter follow (in thousands):

Revenue growth	$10,724	29%
Foreign currency changes	368	1%

Total	$11,092	30%

•

Our gross profit percentage increased due to improved absorption of costs as a result of higher sales volumes during the current year and a reduction of overhead costs reflecting headcount reductions and other cost cutting measures implemented in the prior year. Our gross profit during the second quarter of fiscal 2011 was consistent with the first quarter of fiscal 2011.

•	Selling and administrative costs increased primarily due to higher executive incentive and other personnel costs in the current year.

Europe Summary

•	Summary financial results are outlined below (in thousands):

Quarter ended July 31	2010	2009	% Change
Net sales	$21,887	$20,740	6%
Transfers between areas	96	773	(88%)

Net sales and transfers	21,983	21,513	2%
Gross profit	2,953	308	—
Gross profit %	13%	1%
SG&A	4,273	4,608	(7%)
Restructuring costs	(6)	11,589	—

Operating loss	$(1,314)	$(15,889)	92%

Cascade Corporation

September 2, 2010

•

Net sales increased 15%, excluding the impact of currency changes, due to higher sales volumes as a result of a stronger lift truck market. Details of the change in net sales over the prior year quarter follow (in thousands):

Revenue growth	$3,114	15%
Foreign currency changes	(1,967)	(9%)

Total	$1,147	6%

•

During the second quarter of fiscal 2011, our gross profit margin increased to 13% from 9% experienced in the first quarter of fiscal 2011 as efficiencies from the restructuring of our production and distribution activities were more fully realized. The 13% gross profit margin, the highest in Europe since fiscal 2009, is a result of our recent restructuring efforts, which included closing production facilities in Germany, The Netherlands and France, other workforce reductions within Europe and the movement of certain production activities to Italy.

•

Restructuring costs in the prior year were primarily a result of the cessation of production at our facility in the Netherlands. These costs included severance costs of $7.3 million, fixed asset write downs of $4.0 million and legal and other restructuring costs of $0.3 million.

Asia Pacific Summary

•	Summary financial results are outlined below (in thousands):

Quarter ended July 31	2010	2009	% Change
Net sales	$14,243	$10,946	30%
Transfers between areas	61	14	—

Net sales and transfers	14,304	10,960	31%
Gross profit	3,746	2,804	34%
Gross profit %	26%	26%
SG&A	2,337	1,938	21%

Operating income	$1,409	$866	63%

•

Net sales increased 20%, excluding the impact of currency changes, due to higher sales volumes as a result of an improvement in economic conditions and a strong lift truck market. Details of the change in net sales over the prior year quarter follow (in thousands):

Revenue growth	$2,188	20%
Foreign currency changes	1,109	10%

Total	$3,297	30%

•

Our gross profit percentage remained consistent compared to the prior year, however it decreased slightly compared to the first quarter of fiscal 2011 due primarily to fluctuations in foreign currency rates.

•	Selling and administrative costs were 9% higher due to warranty and other general costs.

Cascade Corporation

September 2, 2010

China Summary

•	Summary financial results are outlined below (in thousands):

Quarter ended July 31	2010	2009	% Change
Net sales	$13,434	$7,872	71%
Transfers between areas	6,598	2,576	156%

Net sales and transfers	20,032	10,448	92%
Gross profit	6,702	3,640	84%
Gross profit %	33%	35%
SG&A	1,179	944	25%

Operating income	$5,523	$2,696	105%

•

Net sales increased 70%, excluding currency changes, primarily due to the recovery of the Chinese economy and lift truck market. Details of the change in net sales over the prior year quarter follow (in thousands):

Revenue growth	$5,516	70%
Foreign currency changes	46	1%

Total	$5,562	71%

•	The gross profit percentage in China decreased due to changes in product mix and higher intercompany transfers, which carry lower gross margins.

•	Sales and administrative costs increased 24% due to higher selling and engineering costs.

Other Matters:

•	On August 31, 2010, our Board of Directors declared a quarterly dividend of $0.10 per share, payable on October 14, 2010 to shareholders of record as of September 29, 2010.

•

Free cash flow, a non-GAAP measure, is defined as cash flow from operating activities less capital expenditures. The following table presents a summary of our free cash flow for the three and six months ended July 31, 2010 and 2009.

	Three Months Ended July 31		Six Months Ended July 31
	2010	2009	2010	2009
	(In thousands)		(In thousands)
Cash flow from operating activities	3,139	16,378	3,371	31,449
Capital expenditures	(1,150)	(1,047)	(1,905)	(1,831)

Free cash flow	$1,989	$15,331	$1,466	$29,618

The decrease in free cash flow during fiscal 2011 is primarily a result of higher levels of accounts receivable due to increased sales volumes. Free cash flow levels in fiscal 2010 were primarily the result of lower accounts receivable balances and inventory reductions.

Cascade Corporation

September 2, 2010

Forward Looking Statements:

This press release contains forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that a number of factors could cause our actual results to differ materially from any results indicated in this release or in any other forward-looking statements made by us, or on our behalf. These include among others, factors related to general economic conditions, interest rates, demand for materials handling products and construction equipment, performance of our manufacturing facilities and the cyclical nature of the materials handling and construction equipment industries. Further, historical information should not be considered an indicator of future performance. Additional considerations and important risk factors are described in our reports on Form 10-K and 10-Q and other filings with the Securities and Exchange Commission.

Earnings Call Information:

We will discuss our results in a conference call on Thursday, September 2, 2010 at 2:00 pm PDT. Robert C. Warren, Jr., President and Chief Executive Officer will host the call. The conference call can be accessed in the U.S. and Canada by dialing (866) 225-8754, International callers can access the call by dialing (480) 629-9692. Participants are encouraged to dial-in 15 minutes prior to the beginning of the call. A replay will be available for 48 hours after the live broadcast and can be accessed by dialing (800) 406-7325 and entering passcode 4303489, or internationally, by dialing (303) 590-3030 and entering passcode 4345839.

The call will be simultaneously webcast and can be accessed on the Investor Relations page of the company’s website, www.cascorp.com. Listeners should go to the website at least 15 minutes early to register, download and install any necessary audio software.

About Cascade Corporation:

Cascade Corporation, headquartered in Fairview, Oregon, is a leading international manufacturer of materials handling products used primarily on lift trucks. Additional information on Cascade is available on its website, www.cascorp.com.

Contact

Joseph G. Pointer

Chief Financial Officer

Cascade Corporation

Phone (503) 669-6300

Email: investorrelations@cascorp.com

Cascade Corporation

September 2, 2010

CASCADE CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited — in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	July 31		July 31
	2010	2009	2010	2009
Net sales	$97,741	$76,643	$192,133	$152,959
Cost of goods sold	68,221	58,110	134,899	119,957

Gross profit	29,520	18,533	57,234	33,002

Selling and administrative expenses	19,113	17,582	37,262	36,273
European restructuring costs	(6)	11,589	69	16,366

Operating income (loss)	10,413	(10,638)	19,903	(19,637)
Interest expense	575	371	1,154	797
Interest income	(39)	(57)	(85)	(170)
Foreign currency loss, net	215	151	520	151

Income (loss) before provision for income taxes	9,662	(11,103)	18,314	(20,415)
Provision for income taxes	6,430	1,200	9,416	3,961

Net income (loss)	$3,232	$(12,303)	$8,898	$(24,376)

Basic earnings (loss) per share	$0.30	$(1.14)	$0.82	$(2.26)
Diluted earnings (loss) per share	$0.29	$(1.14)	$0.80	$(2.26)

Basic weighted average shares outstanding	10,889	10,814	10,860	10,807
Diluted weighted average shares outstanding	11,089	10,814	11,059	10,807

Cascade Corporation

September 2, 2010

CASCADE CORPORATION

CONSOLIDATED BALANCE SHEETS

(Unaudited - in thousands, except per share amounts)

	July 31 2010	January 31 2010
ASSETS
Current assets:
Cash and cash equivalents	$22,363	$20,201
Accounts receivable, less allowance for doubtful accounts of $1,193 and $1,328	64,313	50,910
Inventories	62,977	63,466
Deferred income taxes	4,341	4,230
Assets available for sale	8,513	9,125
Prepaid expenses and other	13,150	12,334

Total current assets	175,657	160,266
Property, plant and equipment, net	70,207	73,408
Goodwill	86,303	84,122
Deferred income taxes	19,246	21,022
Intangible assets, net	679	763
Other assets	2,766	2,350

Total assets	$354,858	$341,931

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Notes payable to banks	$2,070	$2,927
Current portion of long-term debt	521	499
Accounts payable	23,181	20,542
Accrued payroll and payroll taxes	7,685	7,683
Accrued restructuring costs	1,379	5,260
Other accrued expenses	13,702	10,977

Total current liabilities	48,538	47,888
Long-term debt, net of current portion	54,635	55,990
Accrued environmental expenses	3,637	4,161
Deferred income taxes	4,203	4,839
Employee benefit obligations	9,377	9,120
Other liabilities	4,381	4,171

Total liabilities	124,771	126,169

Shareholders’ equity:
Common stock, $.50 par value, 40,000 authorized shares; 10,961 and 10,885 shares issued and outstanding	5,481	5,443
Additional paid-in capital	8,734	7,119
Retained earnings	187,879	179,747
Accumulated other comprehensive income	27,993	23,453

Total shareholders’ equity	230,087	215,762

Total liabilities and shareholders’ equity	$354,858	$341,931

Cascade Corporation

September 2, 2010

CASCADE CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited - in thousands)

	Three Months Ended July 31		Six Months Ended July 31
	2010	2009	2010	2009
Cash flows from operating activities:
Net income (loss)	$3,232	$(12,303)	$8,898	$(24,376)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Fixed asset write off due to restructuring	—	3,973	13	4,885
Depreciation	2,440	3,057	4,973	6,091
Amortization	36	119	84	233
Share-based compensation	945	994	1,639	2,143
Deferred income taxes	626	(1,461)	918	(1,688)
Loss on disposition of assets, net	15	13	6	34
Changes in operating assets and liabilities:
Accounts receivable	(4,125)	5,572	(13,600)	17,955
Inventories	(2,196)	11,393	(277)	22,520
Prepaid expenses and other	(1,663)	516	(3,731)	2,333
Accounts payable and accrued expenses	2,645	2,653	2,337	(225)
Income taxes payable and receivable	1,595	2,484	2,494	2,539
Other assets and liabilities	(411)	(632)	(383)	(995)

Net cash provided by operating activities	3,139	16,378	3,371	31,449

Cash flows from investing activities:
Capital expenditures	(1,150)	(1,047)	(1,905)	(1,831)
Proceeds from disposition of assets	97	94	117	130

Net cash used in investing activities	(1,053)	(953)	(1,788)	(1,701)

Cash flows from financing activities:
Cash dividends paid	(766)	(1,087)	(766)	(1,087)
Payments on long-term debt	(22,876)	(32,618)	(32,999)	(55,735)
Proceeds from long-term debt	21,000	17,500	31,500	19,500
Notes payable to banks, net	(590)	(288)	(906)	(1,172)
Common stock issued under share-based compensation plans	—	—	14	—

Net cash used in financing activities	(3,232)	(16,493)	(3,157)	(38,494)

Effect of exchange rate changes	2,188	(3,113)	3,736	(4,612)

Change in cash and cash equivalents	1,042	(4,181)	2,162	(13,358)
Cash and cash equivalents at beginning of period	21,321	22,008	20,201	31,185

Cash and cash equivalents at end of period	$22,363	$17,827	$22,363	$17,827